Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Cable One, Inc. of our report dated December 16, 2019 relating to the statement of assets acquired and liabilities assumed of Fidelity Communication Co.’s Data, Video and Voice Business and Certain Related Assets, which appears in Cable One, Inc.’s Current Report on Form 8-K/A filed on December 16, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Phoenix, Arizona
May 18, 2020